QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 6, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	41-1672694 (I.R.S. Employer Identification No.)
5050 Lincoln Drive, Edina, MN (Address of Principal Executive Offices)	55436-1097 (Zip Code)

ALLIANT TECHSYSTEMS INC. NONQUALIFIED
DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Ann D. Davidson
Vice President and General Counsel
5050 Lincoln Drive
Edina, MN 55436-1097
(Name and Address of Agent For Service)

(952) 351-3070
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Deferred Compensation Obligations	$5,000,000	100%	$5,000,000	$460

(1)
The Deferred Compensation Obligations are unsecured obligations of Alliant Techsystems Inc. to pay deferred compensation in the future in accordance with the terms of the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant has previously filed the following documents with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and is incorporating them by reference into this registration statement:

  (a)
  Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

  (b)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by that Annual Report on Form 10-K.

  (c)
  The description of the Registrant's Common Stock, $.01 par value per share, together with Preferred Stock Purchase Rights contained in the Registration Statement on Form 10 (File No. 001-10582) filed by the Registrant with the Commission under the Exchange Act on July 20, 1990, including the Amendment to the Form 10, filed by the Registrant with the Commission on September 17, 1990, and any other amendments or reports filed by the Registrant for the purpose of updating that description.

        The Registrant is also incorporating by reference any future filings that it makes pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

        The securities offered hereby are Deferred Compensation Obligations (as defined below) of the Registrant which are being offered to eligible employees of the Registrant and its participating affiliates under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (the "Plan"). The Plan permits participants to defer base salary and/or cash incentive compensation in accordance with the terms of the Plan. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary and cash incentive compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Deferred Compensation Obligations are denominated and paid in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations are not convertible into another security of the Registrant.

        In connection with the Plan, the Registrant has created a nonqualified grantor trust (the "Trust"), commonly known as a "Rabbi Trust." The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of general creditors of the Registrant. As a result, the Deferred Compensation Obligations will be unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

        The amounts of base salary and cash incentive compensation deferred by a participant (a "Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds, with different degrees of risk, and a phantom stock fund whose return reflects the return on the Registrant's Common Stock. Participants may reallocate amounts among the various investment options on a monthly basis. The Deferrals will not actually be invested in the investment options available under the Plan. Rather, the

Trust will invest its assets in variable universal life insurance contracts on the lives of the participants. The Trust is the owner of the policies and the Trust is the sole beneficiary of those policies.

        The Registrant will also credit to participants' Deferral accounts certain amounts specified in the Plan related to matching contributions under the Registrant's 401(k) plan. The Plan provides that the Registrant may make additional contributions to the participants' Deferral accounts, at its sole discretion.

        The Registrant reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan and pay out all account balances to all participants in the Plan. No amendment will reduce a participant's account balance as of the date of such amendment.

        A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5. Interests of Named Experts and Counsel.

        The legality of the Deferred Compensation Obligations offered hereby has been passed upon for the Registrant by Ann D. Davidson, who is an employee and officer (Vice President and General Counsel) of the Registrant. At the time that Ms. Davidson rendered the opinion, she beneficially owned, directly and indirectly, 7,988 shares of the Registrant's Common Stock, of which 6,750 remain subject to certain restrictions (including possible forfeiture) applicable to restricted stock under the Registrant's 1990 Equity Incentive Plan. Additionally, Ms. Davidson holds 16,500 derivative securities in the form of stock options. Ms. Davidson is eligible for participation in the Plan.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify the officers and directors of the Registrant, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

        Article IX of the Registrant's By-Laws provides, among other things, that the Registrant shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with the Registrant or while acting as an agent on behalf of the Registrant if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

        The Registrant also purchases and maintains directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, the Registrant has indemnification agreements with each of its directors and officers that, among other things, require the Registrant to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following Exhibits are being filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Restated Certificate of Incorporation, including Certificate of Correction
4.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock
4.3	Certificate of Amendment of Restated Certificate of Incorporation
4.4	By-Laws, as amended
4.5	Form of Certificate for Common Stock, par value $.01 per share
4.6	Rights Agreement, dated as of May 7, 2002, by and between the Registrant and LaSalle Bank National Association, as rights agent
4.7.1	Indenture, dated as of May 14, 2001, between the Registrant and BNY Midwest Trust Company, as trustee
4.7.2	First Supplemental Indenture, dated as of December 19, 2001, among the Registrant, its subsidiaries and BNY Midwest Trust Company
4.7.3	Second Supplemental Indenture, dated as of April 5, 2002, among the Registrant, its subsidiaries and BNY Midwest Trust Company
4.7.4	Third Supplemental Indenture, dated June 6, 2002, among the Registrant, its subsidiaries and BNY Midwest Trust Company
4.8	Form of Initial Notes
4.9	Form of Exchange Notes
4.10.1
Amended and Restated Credit Agreement, dated as of April 20, 2001, among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, the Issuing Banks named therein, Credit Lyonnais New York Branch, as Syndicate Agent, Bank of New York, First Union National Bank, the Toronto-Dominion Bank, and US Bank, as Documentation Agents, and The Chase Manhattan Bank, as Administrative Agent, including Effectiveness Agreement among the Registrant, the Borrowing Subsidiaries names therein, the Lenders named therein, and The Chase Manhattan Bank, as Administrative Agent
4.10.2	Amendment No. 1, dated as of May 11, 2001, to the Credit Agreement
4.10.3
Amendment and Restatement Agreement, dated as of May 8, 2002, among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, and JPMorgan Chase Bank, as administrative agent, under the Amended and Restated Credit Agreement dated as of April 20, 2001.
4.10.4	Reaffirmation Agreement, dated as of May 8, 2002, among the Registrant, the Borrowing Subsidiaries named therein, and JPMorgan Chase Bank, as administrative agent, under the Credit Agreement.

4.10.5	Amendment No. 1, dated as of October 11, 2002, to the Credit Agreement, as amended and restated by the Amendment and Restatement Agreement
4.11	Rights Agreement, dated May 7, 2002, by and between the Registrant and LaSalle Bank National Association, as rights agent
4.12	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan
5.1	Opinion of Ann D. Davidson as to the legality of the Deferred Compensation Obligations
23.1	Consent of Ann D. Davidson
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney

Item 9. Undertakings.

  (A)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (B)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (C)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on January 6, 2003.

ALLIANT TECHSYSTEMS INC.
By:	/s/ ANN D. DAVIDSON Ann D. Davidson Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2003.

Signature	Title

/s/ PAUL DAVID MILLER Paul David Miller	Director, Chairman of the Board and Chief Executive Officer
/s/ ERIC S. RANGEN Eric S. Rangen	Vice President and Chief Financial Officer
* Frances D. Cook	Director
* Gilbert F. Decker	Director
* Jonathan G. Guss	Director
* David E. Jeremiah	Director
* Robert W. RisCassi	Director

* Michael T. Smith	Director
* William G. Van Dyke	Director

        *Ann D. Davidson, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on behalf of the above officers and directors pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

By:	/s/ ANN D. DAVIDSON Ann D. Davidson Attorney-in-Fact

EXHIBIT INDEX

        The following Exhibits are being filed as part of this Registration Statement by the method of filing indicated below:

Exhibit Number	Description	Method of Filing
4.1	Restated Certificate of Incorporation, including Certificate of Correction	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4, File No. 333-67316 (the "Form S-4")
4.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock	Incorporated by reference to Exhibit 3.2 to the Form S-4
4.3	Certificate of Amendment of Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.3 to the Form S-4
4.4	By-Laws, as amended	Incorporated by reference to Exhibit 3(ii) to Form 8-K dated March 21, 2002 (File No. 001-10582)
4.5	Form of Certificate for Common Stock, par value $.01 per share	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form 10 filed on July 20, 1990 (File No. 001-10582)
4.6	Rights Agreement, dated as of May 7, 2002, by and between the Registrant and LaSalle Bank National Association, as rights agent	Incorporated by reference to Exhibit 4.1 to Form 8-A filed on May 14, 2002
4.7.1	Indenture, dated as of May 14, 2001, between the Registrant and BNY Midwest Trust Company, as trustee	Incorporated by reference to Exhibit 4.1 to Form S-4
4.7.2	First Supplemental Indenture, dated as of December 19, 2001, among the Registrant, its subsidiaries and BNY Midwest Trust Company	Incorporated by reference to Exhibit 4 to Form 10-Q for the Quarter ended December 30, 2001
4.7.3	Second Supplemental Indenture, dated as of April 5, 2002, among the Registrant, its subsidiaries and BNY Midwest Trust Company	Incorporated by reference to Exhibit 4.3.3 to Form 10-K for the Year ended March 31, 2002
4.7.4	Third Supplemental Indenture, dated June 6, 2002, among the Registrant, its subsidiaries and BNY Midwest Trust Company	Incorporated by reference to Exhibit 4.1 to Form 10-Q for the Quarter ended June 30, 2002
4.8	Form of Initial Notes	Incorporated by reference to Exhibit 4.1 to the Form S-4
4.9	Form of Exchange Notes	Incorporated by reference to Exhibit 4.1 to the Form S-4

4.10.1
	Amended and Restated Credit Agreement, dated as of April 20, 2001, among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, the Issuing Banks named therein, Credit Lyonnais New York Branch, as Syndicate Agent, Bank of New York, First Union National Bank, the Toronto-Dominion Bank, and US Bank, as Documentation Agents, and The Chase Manhattan Bank, as Administrative Agent, including Effectiveness Agreement among the Registrant, the Borrowing Subsidiaries names therein, the Lenders named therein, and The Chase Manhattan Bank, as Administrative Agent	Incorporated by reference to Exhibit 10.32 to the Form S-4
4.10.2	Amendment No. 1, dated as of May 11, 2001, to the Credit Agreement	Incorporated by reference to Exhibit 10.33 to the Form S-4
4.10.3
	Amendment and Restatement Agreement, dated as of May 8, 2002, among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, and JPMorgan Chase Bank, as administrative agent, under the Amended and Restated Credit Agreement dated as of April 20, 2001.	Incorporated by reference to Exhibit 4.7.3 to Form 10-K for the Year ended March 31, 2002
4.10.4	Reaffirmation Agreement, dated as of May 8, 2002, among the Registrant, the Borrowing Subsidiaries named therein, and JPMorgan Chase Bank, as administrative agent, under the Credit Agreement.	Incorporated by reference to Exhibit 4.7.4 to Form 10-K for the Year ended March 31, 2002
4.10.5	Amendment No. 1, dated as of October 11, 2002, to the Credit Agreement, as amended and restated by the Amendment and Restatement Agreement	Filed herewith
4.11	Rights Agreement, dated May 7, 2002, by and between the Registrant and LaSalle Bank National Association, as rights agent	Incorporated by reference to Exhibit 4.2 to Form 10-Q for the Quarter ended June 30, 2002
4.12	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan	Filed herewith
5.1	Opinion of Ann D. Davidson as to the legality of the Deferred Compensation Obligations	Filed herewith
23.1	Consent of Ann D. Davidson	Contained in Exhibit 5.1
23.2	Consent of Deloitte & Touche LLP	Filed herewith
24.1	Power of Attorney	Filed herewith

QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX